March 10,2017

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors

LongFin Corp

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on form 1-A of Longfin Corp of our reports dated March 10, 2017, with respect to the balance sheets of Longfin Corp of February 28, 2017 and the related statements of operations, shareholder's equity and cash flows for the period from February 1, 2017 (inception) to February 28, 2017 and the related notes to the financial statements and our reports dated March 10, 2017, with respect to the balance sheets of Stampede Tradex Pte. Ltd. of March 31, 2016 and 2015 and the related statements of operations, shareholder's equity and cash flows for the years then ended and the related notes to the financial statements.

 /s/AJSH & Co LLP

AJSH & Co LLP

New Delhi, India

March 10, 2017